FLIR Systems Realigns Global Operations

Announces Preliminary Third Quarter 2013 Revenue and EPS

PORTLAND, OR -- (Marketwired - October 15, 2013) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced that it is realigning multiple production and engineering organizations and streamlining its global operations in order to better position FLIR® to develop, produce and market products more quickly and cost-effectively. The realignment includes closing up to six not-to-scale sites in the United States and Europe and a proposed transfer of those operations to larger FLIR facilities. FLIR also intends to consolidate its optics and laser manufacturing businesses to better realize the benefits of vertical integration in these areas.

Management expects savings from these actions to exceed $20 million per year when fully implemented. FLIR expects to record a pre-tax restructuring charge of approximately $27 million to $30 million in the fourth quarter of 2013 related to these and additional cost reduction measures.

"The realignment of operations announced today is the culmination of a strategic operations review we began this past summer to further enhance operating efficiency and profitability and to improve our internal execution with better communication, collaboration, and cooperation across the company," said Andy Teich, President and CEO of FLIR.

Preliminary Third Quarter Results

FLIR also announced today preliminary revenue and earnings per share results for the third quarter of fiscal year 2013. Third quarter preliminary results were negatively impacted by weakness in markets that have exposure to the U.S. federal government. Extended procurement and export licensing processes at federal government agencies caused shipments to be lower than anticipated in FLIR's Surveillance segment and the cores and components line of business within the Thermal Vision and Measurement segment. As a result, FLIR now expects to report revenues of approximately $358 million to $360 million and earnings per diluted share of approximately $0.32 to $0.33 for the three months ended September 30, 2013. Margins in these businesses were negatively impacted by product mix and factory absorption due to lower-than-anticipated unit volumes.

The preliminary information provided above is based on FLIR's current estimate of results from operations for the third quarter of 2013 and remains subject to change based on the ongoing review of results.

Given the influences on the third quarter described above, and anticipated impacts on the fourth quarter, management now expects 2013 revenue to be in the range of $1.45 billion to $1.5 billion and net income excluding the restructuring charges discussed above to be in the range of $1.38 to $1.43 per diluted share. These estimates compare with management's prior outlook of revenue of $1.5 billion to $1.6 billion and net income of $1.56 to $1.66 per diluted share.

"While we are disappointed in the preliminary results for the third quarter, we have also taken steps, above and beyond those related to our strategic review, to reduce costs in response to the current operating environment, and we remain highly confident in our strategy and outlook for the future," said Teich. "Ongoing uncertainty in the U.S. government is likely to continue to affect our performance in the fourth quarter, and our revised guidance is intended to reflect this environment. We believe our CDMQ® strategy is the best alternative for government customers to acquire high performance intelligence, surveillance, reconnaissance, targeting, and detection capabilities with low cost, high quality, and outstanding value. We remain very enthusiastic about the opportunities in our commercial business in 2014 and beyond, and are committed to continuing to innovate for our customers and deliver value to our shareholders, as illustrated by our recent new product introductions and today's strategic business realignment."

Third Quarter Results Conference Call October 24

FLIR will release full financial results for the third quarter of 2013 at approximately 7:30 a.m. ET (4:30 a.m. PT) on Thursday, October 24, 2013. Summary third quarter financial data, including segment details, can be accessed online soon after the release of the third quarter results from the Financial Info Database link at www.FLIR.com/investor.

FLIR has scheduled a conference call at 8:00 a.m. ET (5:00 a.m. PT) that morning to discuss its results for the quarter. A simultaneous webcast of the conference call may be accessed online from the Events & Presentations section at www.FLIR.com/investor. A replay will be available after 11:00 a.m. ET (8:00 a.m. PT) at this same internet address.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. FLIR's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit FLIR's web site at www.FLIR.com.

Forward-Looking Statements

The statements in this release by Andy Teich, the statements related to the revenue and earnings outlook for 2013, and the estimated restructuring charges included above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about FLIR's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for FLIR's products, product mix, the timing of customer orders and deliveries, the ability to develop new products in an efficient and timely manner, the impact of competitive products and pricing, FLIR's continuing compliance with U.S. export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in FLIR's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

Company Contact:
Shane Harrison
+1 503.498.3547
www.flir.com